SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

Check the appropriate box:
[ ]  Preliminary Proxy Statement                  [ ] Confidential, for Use of
[X]  Definitive Proxy Statement                       the Commission Only (as
[ ]  Definitive Additional Materials                  permitted by Rule
[ ]  Soliciting Material Under Rule 14a-12            14a-6(e) (2))


                           MAXCOR FINANCIAL GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

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(3)  Filing Party:

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(4)  Dated Filed:

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
                                [GRAPHIC OMITTED]
                                     Maxcor

                                                                  April 29, 2004

Dear Stockholder:

         You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Maxcor Financial Group Inc. (the "Company"), to be held at the Company's New York City offices at One Seaport Plaza, 19th Floor, on Wednesday, June 9, 2004, at 10:00 A.M. local time.

         At the Meeting, you will be asked to elect a class of directors and to ratify the appointment of independent accountants for 2004. Whether or not you expect to attend the Meeting, please sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as promptly as possible. This will not prevent you from voting by ballot or changing your proxy should you attend the Meeting and wish to vote in person or simply wish to change your vote.

         Also, please mark the appropriate space on the proxy card if you plan to attend the Meeting in person, so that we can make appropriate arrangements with security at One Seaport Plaza for your attendance.

         On behalf of the Board of Directors and management of Maxcor Financial Group Inc., we thank you for your continued support of and confidence in the Company.


                                       Sincerely,

                                       /s/ GILBERT D. SCHARF
                                       -----------------------------------------
                                       Gilbert D. Scharf
                                       Chairman, President
                                       and CEO
[GRAPHIC OMITTED] MAXF TM
                 --------
                  NASDAQ
                  LISTED

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                             YOUR VOTE IS IMPORTANT
    PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR
                   NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
--------------------------------------------------------------------------------

                           Maxcor Financial Group Inc.
                One Seaport Plaza, 19th Floor, New York, NY 10038
                    o Tel. 646-346-7000 o Fax. 646-346-6920

                           MAXCOR FINANCIAL GROUP INC.
                          One Seaport Plaza, 19th Floor
                            New York, New York 10038

                  NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

================================================================================

Time:             10:00 a.m., local time, on Wednesday, June 9, 2004

Place:            Maxcor Financial Group Inc.
                  One Seaport Plaza, 19th Floor
                  New York, NY  10038

Purpose:          1.  To elect three Class II directors to serve for a
                      three-year term until the third succeeding annual meeting of stockholders in 2007;

                  2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2004; and

                  3. To consider such other business as may properly come before the meeting or any adjournments or postponements thereof.

Who May
Vote: You may vote if you were a record owner of Maxcor Financial Group Inc. common stock at the close of business on Monday, April 26, 2004. A list of stockholders entitled to vote at the meeting will be available at the meeting, and during the ten days prior to the meeting, at the Company's New York City offices, One Seaport Plaza, 19th Floor, and will be subject to inspection during regular business hours by any stockholder.

                  You are cordially invited to attend the meeting. Your vote is important. To ensure that your shares will be represented whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy card in the pre-addressed stamped envelope provided.

                                       By Order of the Board of Directors,



                                       Roger E. Schwed
                                       Secretary

New York, New York
April 29, 2004

                           MAXCOR FINANCIAL GROUP INC.
                          One Seaport Plaza, 19th Floor
                            New York, New York 10038

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------

    Questions and Answers about these Proxy Materials and the Annual Meeting
    ------------------------------------------------------------------------

Q:       Why am I receiving these materials?

A: The Board of Directors (the "Board") of Maxcor Financial Group Inc., a Delaware corporation (the "Company"), is providing these proxy materials to you in connection with the Board's solicitation of proxies for the Company's 2004 Annual Meeting of Stockholders (the "Meeting"). You are receiving these materials because you own shares of the Company's common stock, par value $.001 ("Common Stock"). As a stockholder, you are invited to attend the Meeting and are entitled to and requested to vote on the proposals described in this proxy statement and accompanying notice of meeting.

Q:       When and where is the Meeting?

A: The Meeting will take place at the Company's principal executive offices at One Seaport Plaza, 19th Floor, New York, New York, on Wednesday, June 9, 2004, at 10:00 a.m. local time.

Q:       What information is contained in these materials?

A: The information included in this proxy statement and accompanying notice relates to the proposals to be voted on at the Meeting, the voting process, the compensation of the Company's executive officers and certain other required information. The Company's Annual Report on Form 10-K for the year ended December 31, 2003 (the "2003 Annual Report"), which includes the Company's consolidated financial statements for the same period, and a proxy card and return envelope are also enclosed. These proxy materials are first being mailed to stockholders on or about April 29, 2004.

Q:       What proposals will be voted on at the Meeting?

A:       There are two proposals scheduled to be voted on at the Meeting:

         Proposal 1 is for the election to the Board of three Class II directors to serve for a three-year term until the third succeeding annual meeting of stockholders in 2007; and

         Proposal 2 is for the ratification of the appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the Company's independent accountants for the year ending December 31, 2004.

Q:       What is the Board's voting recommendation?

A: The Board recommends that you vote your shares "FOR" each of the nominees to the Board and "FOR" the ratification of the appointment of PricewaterhouseCoopers as the Company's independent accountants for the year ending December 31, 2004.

Q:       Which shares owned by me can be voted?

A: All shares of Common Stock owned by you as of the close of business on Monday, April 26, 2004 (the "Record Date"), may be voted by you. These shares include (1) shares that are held directly in your name as the stockholder of record and (2) shares that are held for you as the beneficial owner through a broker, bank, custodian or other nominee.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Summarized below are some of the distinctions between shares held of record and those owned beneficially.

         Stockholder of Record

         If your shares are registered directly in your name with the Company's transfer agent, The Bank of New York, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by The Bank of New York on behalf of the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Meeting. The Company has enclosed a proxy card for you to use.

         Beneficial Owner

         If your shares are held in a stock brokerage account or by a bank, custodian or other nominee, you are considered the beneficial owner of shares held in so-called "street name," and these proxy materials are being forwarded to you by your broker or nominee, which is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting without a signed proxy from the record holder (see "How can I vote my shares in person at the Meeting?" below). Your broker or nominee has enclosed a voting instruction card for you to fill out and return in order to direct the broker or nominee how to vote your shares (the card may also describe how you can alternatively instruct the broker or nominee by telephone or using the Internet). If, as a beneficial owner, you fail to provide voting instructions with respect to some or all of your shares, the rules that govern brokers who are the record holders of street name shares permit such brokers to vote such shares in their discretion with respect to what are considered to be routine matters, such as the election of directors, but not with respect to non-routine matters, such as proxy contests, merger proposals and other matters affecting the rights and privileges of a company's securities. Each of the two proposals set forth herein and to be voted on at the Meeting is considered, for these purposes, to be routine. Accordingly, in the absence of instructions or withheld authority from the beneficial owner, street name shares may be voted with respect to each such proposal in the discretion of the broker or other nominee who is the record holder (although if any other matter were properly to come before the Meeting, the nature of such matter would determine whether the broker or nominee has such discretion).

Q:       How can I vote my shares in person at the Meeting?

A: If you are a stockholder of record at the close of business on April 26, 2004, and plan to attend the Meeting and vote in person, the Company will give you a ballot when you arrive. Shares held directly in your name as the stockholder of record may be voted in person at the Meeting. If you plan on so voting, please bring proof of identification. Shares held in street name may be voted in person by you at the Meeting only if you obtain and bring with you a signed proxy from the record holder giving you the right to vote the shares. Even if you currently plan to attend the Meeting, we recommend that you also submit your proxy as described below in "How can I vote my shares without attending the Meeting?" so that your vote will be counted if you later decide not to attend the Meeting.

Q:       How can I vote my shares without attending the Meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Meeting. If you are a stockholder of record, you may vote by filling out and signing the enclosed proxy card and returning it in the enclosed pre-stamped envelope. If your shares are held in street name, you may vote by submitting voting instructions to your broker or nominee using the voting instruction card and return envelope included with these materials by your broker or nominee. Alternatively, most voting instruction cards also describe how you can instruct your broker or nominee by telephone or using the Internet. Regardless of how your shares are held, if you provide specific voting instructions, your shares will be voted as you instruct. If you sign a proxy but do not provide instructions, your shares will be voted as described below in "How are votes counted?"

Q:       How are votes counted?

A: In Proposal 1, the election of directors, you may vote (1) "FOR ALL" with respect to the nominees, which means you are casting a vote in favor of each nominee, (2) "WITHHOLD ALL" with respect to the nominees, which means you are withholding your vote from each nominee, or (3) "FOR ALL EXCEPT" with respect to the nominees, which means you are casting a vote in favor of each nominee other than any nominee's name that you fill in on the provided blank line. In Proposal 2, the ratification of appointment of independent accountants, you may vote "FOR," "AGAINST" or "ABSTAIN."

         If you simply sign your proxy card or broker voting instruction card, without indicating your vote or providing any instructions, your shares will be voted in accordance with the recommendations of the Board with respect to the proposals described herein ("FOR ALL" of the Company's nominees to the Board and "FOR" the ratification of the appointment of PricewaterhouseCoopers as the Company's independent accountants) and in the discretion of the proxy holders on any other matters that properly come before the Meeting. If you hold shares in street name and fail to respond to the voting instruction card of your broker or other nominee, under applicable rules your shares may be voted in the discretion of such broker or nominee with respect to each of the two proposals set forth herein (although if any other matter were properly to come before the Meeting, the nature of such matter would determine whether the broker or nominee has such discretion). At this time, the Board is not aware of any matters that will come before the Meeting other than the two proposals described herein.

Q:       Can I change my vote?

A: You may change your proxy instructions at any time prior to the vote at the Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the Meeting and voting in person. Attendance at the Meeting, however, will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you must accomplish a change in your vote by submitting new voting instructions to your broker or nominee who, in turn, must timely submit a revised proxy prior to the vote at the Meeting.

Q:       How many shares in total are entitled to vote?

A: At the close of business on the Record Date, 7,164,273 shares of Common Stock were outstanding and entitled to vote at the Meeting. On all matters to be voted upon at the Meeting, holders of shares of Common Stock vote as a single class with each record holder entitled to one vote per share. Stockholders do not have cumulative voting rights with respect to the election of directors.

Q:       What is the quorum requirement for the Meeting?

A: The quorum requirement for holding the Meeting and transacting business is the presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, or 3,582,137 shares.

Q:       What is the voting requirement to approve each of the proposals?

A: Directors will be elected (Proposal 1) if they receive a plurality of the votes cast at the Meeting, meaning that the three nominees for director who receive the greatest number of "FOR" votes are elected. Proposal 2, the ratification of the appointment of PricewaterhouseCoopers as the Company's independent accountants, will be approved if it receives the affirmative vote of the majority of the shares present and entitled to vote at the Meeting.

Q:       What if I abstain or withhold authority to vote on a proposal?

A: If you sign and return your proxy card marked "withhold" (in the case of Proposal 1) or "abstain" (in the case of Proposal 2), or provide such instructions to your broker or nominee with respect to any shares you hold in street name, then your shares will not be voted on that proposal. However, your shares will be counted for determining whether a quorum is present. Because Proposal 1 involves three nominees being considered for three positions and is determined by a plurality of the votes cast at the Meeting, withholding authority for any nominee essentially has no effect on the result. In the case of Proposal 2, however, because approval requires the affirmative vote of the majority of the shares present and entitled to vote, an abstention will have the same effect as a negative vote. So-called "broker non-votes," which occur when the broker or other nominee has not received voting instructions from the beneficial owner and is prohibited by applicable rules from exercising discretionary voting authority on a particular proposal (which is not the case with either of the proposals described herein), are counted for quorum purposes but not otherwise.

Q: What does it mean if I receive more than one proxy or voting instruction card?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:       Who will count the votes?

A: A representative of The Bank of New York, the Company's transfer agent, will tabulate the votes and act as an inspector of election.

Q:       Where can I find the voting results of the Meeting?

A: The Company will announce the preliminary voting results at the Meeting and will publish final results not later than in its Quarterly Report on Form 10-Q for the three months ending June 30, 2004.

                              ELECTION OF DIRECTORS
                         (Proposal 1 on the proxy card)

         Article SIXTH of the Company's Restated Certificate of Incorporation provides that the number of directors shall be not less than three nor more than twelve, and empowers the Board to fix the exact number of directors and to fill any vacancies on the Board. Article SIXTH further provides that the Board shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. The Board has set the number of directors at nine, with three directors in each Class. The term of the Class II directors will expire at the Meeting, the term of the Class III directors will expire at the next annual meeting of stockholders in 2005 and the term of the Class I directors will expire at the second succeeding annual meeting of stockholders in 2006. Under Article SIXTH, directors elected at an annual meeting of stockholders to succeed those whose terms expire are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election.

         At the Meeting, three Class II directors will be elected to hold office for a three-year term until the third succeeding annual meeting of stockholders in 2007 or until their successors are elected and shall have been qualified. Keith E. Reihl, Oscar M. Lewisohn and Marc S. Cooper have been nominated for election as Class II directors of the Company. Each of these nominees is currently serving as a Class II director of the Company.

         Shares authorized to be voted by the proxies named in a returned proxy card will be voted "FOR" the election of Messrs. K. Reihl, O. Lewisohn and M. Cooper unless authority to do so is withheld as provided in the proxy card. The nominees have consented to serve if elected and the Board has no reason to believe that the nominees will be unable to accept the office of director, but if such contingency should arise, it is the intention of the proxies named in the proxy card to vote for such person or persons as the Board may recommend.

         THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THESE THREE NOMINEES AS DIRECTORS OF THE COMPANY.

         Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Meeting is set forth below.

Nominees for Election:

Class II Directors

         Keith E. Reihl, 52, has been a director of the Company since April 1997, and Chief Operating Officer of the Company from November 2001 to date. From August 1997 to November 2001, Mr. Reihl was Chief Financial Officer of the Company. Mr. Reihl also served as Treasurer of the Company from August 1997 through November 1998. Mr. Reihl also is the Chief Operating Officer and Treasurer of Euro Brokers Investment Corporation ("Euro Brokers") and a number of its subsidiaries, as well as a member of such companies' respective boards of directors. Prior to being appointed Chief Operating Officer of such companies in November 1996, Mr. Reihl had served since 1983 as the Chief Financial Officer of Euro Brokers and a number of its subsidiaries. Prior to that time, Mr. Reihl was employed for nine years by Price Waterhouse LLP, serving lastly as Senior Audit

Manager. Mr. Reihl is a certified public accountant and received his B.A. degree in accounting from Elizabethtown College in 1974.

         Oscar M. Lewisohn, 65, was appointed a director of the Company in January 2000. Mr. Lewisohn is currently Chairman of Soditic Limited, the London subsidiary of the Soditic Group, a European investment banking group with other offices in Geneva, Milan and Jersey, Channel Islands. In Switzerland, Mr. Lewisohn is a director of the HSBC Private Bank (Suisse) S.A., Geneva. Mr. Lewisohn was formerly a Deputy Chairman of S.G. Warburg & Co. Ltd. in London from 1987 to 1994, and a director of the S.G. Warburg Group plc from 1985 to 1995. Mr. Lewisohn is Chairman of the Imperial Cancer Research Fund, London. He is a Fellow of the Chartered Institute of Bankers, London. He became a member of the Board's Audit Committee in November 2000 and is also a member of the Board's Nominating Committee.

         Marc S. Cooper, 42, was appointed a director of the Company in December 2003 to fill a Class II vacancy created by the resignation of William B. Wigton. Since May 1999, Mr. Cooper has served as a Managing Director of Peter J. Solomon Company in its Mergers and Acquisitions Department. From March 1992 until May 1999, Mr. Cooper served as Vice Chairman of Barington Capital Group, an investment bank of which he was a founding member. Mr. Cooper currently serves on the boards of directors of Steve Madden, Ltd. and North Atlantic Trading Company, Inc. He received an M.B.A. and a B.S. from New York University. He became a member of the Board's Compensation Committee in January 2004 and is also a member of the Board's Nominating Committee.

         William B. Wigton resigned as a director of the Company in November 2003, for personal reasons. Mr. Wigton had been a director of the Company since its August 1996 acquisition of Euro Brokers. The Board and the Company extend their gratitude to Mr. Wigton for his many years of service.

Directors Continuing in Office:

Class I Directors

         James W. Stevens, 67, has been a director of the Company since its August 1996 acquisition of Euro Brokers. Mr. Stevens has held various senior positions at The Prudential Insurance Company of America ("Prudential") from October 1987 through December 1994. Mr. Stevens retired from Prudential in January 1995. As an Executive Vice President of Prudential, from October 1987 to December 1994, his responsibilities included serving on the Operating Council since 1993 and serving as Chairman and Chief Executive Officer of the Prudential Asset Management Group with responsibility for global institutional money management since 1993. From April 1985 to October 1987, he was a Managing Director of Dillon Read & Co. Inc. in its investment banking and private investment origination group. From 1974 to 1985, Mr. Stevens held several senior positions at Citicorp, including Chairman of Citicorp Venture Capital Ltd. and Group Executive of the Capital Markets Group, responsible for the Western Hemisphere merchant banking and investment management activities of Citicorp. Mr. Stevens currently serves on the board of directors of Markem Corporation. Mr. Stevens received his B.A. degree from Williams College and his M.B.A. from New York University. He is Chairman of the Board's Audit Committee.

         Frederick B. Whittemore, 72, has been a director of the Company since its inception in 1994. Mr. Whittemore currently serves as a member of the boards of directors of Kos Pharmaceuticals, Inc. and Chesapeake Energy Corporation. Since 1989, Mr. Whittemore has been an Advisory Director at Morgan Stanley & Co. Incorporated ("Morgan Stanley"). Mr. Whittemore started at Morgan Stanley in 1958; he was a Partner from 1967 to 1970 and a Managing Director from 1970 until 1988. He was a senior banker in Corporate Finance, Mergers and Acquisitions and

Capital Markets, and Syndicate Manager responsible for organizing and pricing all public offerings. Mr. Whittemore has also been a member of the Council of Foreign Relations since 1983 and was Chairman of the Board, Amos Tuck School of Business Administration at Dartmouth College from 1988 to June 1992. From 1977 to 1984, Mr. Whittemore was a Governor of the American Stock Exchange ("AMEX") and from 1982 to 1984 he was Vice Chairman of AMEX. Mr. Whittemore earned an A.B. degree from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration. He is a member of the Board's Audit Committee and Chairman of the Board's Nominating Committee.

         Robin A. Clark, 34, was appointed a director of the Company in January 2000. Mr. Clark is Chief Executive Officer of Euro Brokers Holdings Limited, the Company's holding corporation for its London operations, and, until February 2003, was Joint Chairman of its Euro Brokers Finacor venture. In February 2003, after Euro Brokers Holdings Limited acquired sole ownership of the venture and renamed it Euro Brokers Limited, Mr. Clark became Chief Executive Officer of Euro Brokers Limited. Mr. Clark joined the Company in 1994 to establish its yen derivatives business in London, and assumed management responsibility for its London operations in November 1996. Prior to joining the Company, Mr. Clark was Divisional Director at M.W. Marshalls & Co.

Class III Directors

         Gilbert D. Scharf, 55, has been Chairman of the Board, President and Chief Executive Officer of the Company since its inception in 1994. Since April 1993, Mr. Scharf has been a director and Secretary of Niagara Corporation, a holding company with operating subsidiaries in the business of manufacturing cold drawn steel bars ("Niagara"). From 1985 to January 1989, Mr. Scharf was a Managing Director of Lazard Brothers & Co. Ltd. in London, where he was responsible for establishing and managing capital market activities. From 1983 to 1985, Mr. Scharf was the General Partner of Mendez, Scharf & Co., a private investment partnership. From 1978 to 1983, Mr. Scharf was a Managing Director at Morgan Stanley, where he managed all corporate and international bond trading and new issue commitments and the money market department, and was co-chairman of the risk management committee. Upon consummation of the Company's August 1996 acquisition of Euro Brokers, Mr. Scharf became the Vice-Chairman of Euro Brokers and is currently the Chairman, President and Chief Executive Officer of Euro Brokers, as well as of a number of its subsidiaries. Mr. Scharf earned a B.A. degree from Duke University. He is Chairman of the Board's Executive Committee.

         Michael J. Scharf, 61, has been a director of the Company since its inception in 1994 and, until August 1997, was also Vice President, Secretary and Treasurer of the Company. Since April 1993, Mr. Scharf has been the Chairman of the Board, President and Chief Executive Officer of Niagara. From October 1983 to August 1989, Mr. Scharf was the Chairman and Chief Executive Officer of Edgcomb Steel of New England, Inc. and its successor corporation, Edgcomb Corporation, which was, from 1984 to 1989, one of the largest independent metals service center and distribution companies in the United States. Edgcomb Corporation was sold in 1989 to a company controlled by The Blackstone Group. From 1989 (when Edgcomb was sold) until 1993 (when Niagara was founded), Mr. Scharf managed his personal investments. Mr. Scharf received an A.B. degree from Princeton University and an M.B.A. from Harvard Business School. He is a member of the Board's Executive Committee.

         Larry S. Kopp, 61, has been a director of the Company since its inception in 1994 and is currently a private investor and a Managing Member of Globe Capital Managers, LLC, a private investment vehicle. From November 1992 through June 1999, Mr. Kopp was a Managing Director of The Russell Investment Group, a large pension consulting firm that was acquired by The Northwestern Mutual Life Insurance Company in 1999. From 1978 to November 1992, Mr. Kopp held several senior management positions in strategic growth areas of Citigroup, including General Manager of its bank card business and Chairman of Citicorp Insurance Services. From 1974 to 1978, Mr. Kopp was involved in venture capital transactions and was an advisor at Warburg Pincus, where he served as a consultant to corporations regarding strategic planning, turnarounds, financial restructuring and sales of assets. Mr. Kopp earned B.A. and M.B.A. degrees from Stanford University. He is Chairman of the Board's Compensation Committee.

Board Composition, Committees, Meetings and Compensation

Independence of Directors

         The Board has determined that each of the Company's directors, other than Messrs. Gilbert Scharf, Reihl and Clark, qualifies as an "independent director" in accordance with the published listing requirements of The Nasdaq Stock Market ("Nasdaq"). The Nasdaq independence definition consists of a series of objective tests, including that the director is not an officer or employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by Nasdaq marketplace rules, the Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the individual directors and the Company with regard to each director's business and personal activities as they may relate to the Company and the Company's management.

Board Meetings

         During 2003, the Board met four times and took action by unanimous written consent five times. All directors attended 75% or more of the combined total meetings of the Board and Board Committees on which they served, except for Mr. Cooper, who became a Board member pursuant to action taken by written consent of the Board after the Board's final meeting in 2003. The Board has standing Executive, Audit, Compensation and Nominating Committees.

Executive Sessions

         In order to comply with recently published Nasdaq marketplace rules, the Board has resolved that starting in calendar year 2004, it will schedule at least two meetings a year at which members of the Board who satisfy the definition of "independent director" under Nasdaq marketplace rules will meet without the directors of the Company who do not satisfy the definition.

Annual Meetings

         The Board has not adopted any specific policy with respect to the attendance of directors at annual meetings of stockholders of the Company. At last year's Annual Meeting of Stockholders, held on June 5, 2003, four directors were in attendance.

Executive Committee

         The Executive Committee is currently comprised of Messrs. Gilbert Scharf (Chairman) and Michael Scharf, and is authorized to exercise all powers and authority of the Board, except those reserved to the Board by law, Board resolution or the Company's Restated Certificate of Incorporation or By-laws. The Executive Committee took action by written consent three times during 2003.

Audit Committee

         The Company's Audit Committee, comprised of Messrs. Stevens (Chairman), Whittemore and Lewisohn, met six times during 2003. A copy of the Audit Committee's charter, which was revised and approved by the Board in March 2004, is attached as Appendix A to this proxy statement. A copy of the charter also is available on the Company's website at www.maxf.com. As set forth in more detail in the charter, the Audit Committee assists the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company's financial statements, and is charged, among other things, with direct responsibility for the appointment, retention, compensation and oversight of the work of the independent accountants; pre-approving all permitted services to be performed by the independent accountants; monitoring the independent accountants' qualifications and independence; reviewing with the Company's management and independent accountants the Company's quarterly and annual operating results; and reviewing with the Company's independent accountants the scope and results of their audit and the adequacy of the Company's internal accounting procedures and systems. The Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The Board has determined that each member of the Audit Committee is independent under the standards established by the Securities and Exchange Commission (the "SEC") for members of audit committees; that no member has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; that each member is able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement; and that each member meets the "financial sophistication" standard set forth in Nasdaq listing requirements. Furthermore, the Board has determined that each of Messrs. Stevens and Lewisohn qualifies as an independent "audit committee financial expert" under SEC rules. Stockholders should understand that this determination is a disclosure requirement of the SEC and was based on each of the two members' respective experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon either named director any duties, obligations or liability that are greater than those that are generally imposed on other members of the Audit Committee or the Board, nor does it affect the duties, obligations or liability of any such other members.

Compensation Committee

         The Compensation Committee is comprised of Messrs. Kopp (Chairman) and Cooper and determines or recommends to the full Board the cash and non-cash compensation payable to executive officers of the Company and the stock-based or other compensation plans to be adopted by the Company. The Compensation Committee administers the Company's 1996 stock option plan (the "1996 Option Plan"), the Company's 2002 Stock Option Plan (the "2002 Option Plan") and the Company's Key Executive Incentive Bonus Plan (the "Bonus Plan"). The Compensation Committee met four times during 2003 and took action once by unanimous written consent.

         As noted above in the section entitled "Independence of Directors," each member of the Compensation Committee qualifies as an "independent director" in accordance with Nasdaq listing requirements.

Nominating Committee

         The Nominating Committee was established in March 2004 and is comprised of Messrs. Whittemore (Chairman), Lewisohn and Cooper. The Nominating Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving Board composition, including the identification and review of nominees for Board membership. The Nominating Committee recommends to the full Board candidates for election to the Board at annual meetings of stockholders and to fill any Board vacancies whether occurring through resignation or expansion. The Nominating Committee is responsible for reviewing with the Board periodically the skills and attributes desired of Board members in the context of the current make-up of the Board, and in general, seeks Board members with experience relevant to the current or future business plans of the Company. All factors considered useful by the Nominating Committee, including a nominee's capability, independence, availability to serve and potential conflicts of interest, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

         Consideration of new Board candidates typically involves internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating Committee will consider qualified director candidates identified by members of the Committee, by other members of the Board, by senior management and by stockholders. However, it is the general policy of the Company to re-nominate qualified incumbent directors and, absent special circumstances, the Nominating Committee will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a proposal for a director candidate should follow the instructions set forth in the section below entitled "Stockholder Proposals."

         A copy of the charter of the Nominating Committee is available on the Company's website at www.maxf.com. The Board has determined that each member of the Nominating Committee is an "independent director" as defined in Nasdaq marketplace rules.

Director Compensation

         The non-employee members of the Board are compensated in a manner and at a rate determined from time to time by the full Board. On July 22, 2003, each non-employee member of the Board at that time (Messrs. Stevens, Whittemore, Kopp, Wigton, Lewisohn and M. Scharf) received a grant of 10,000 options under the 2002 Option Plan (in addition to grants made in prior fiscal years). Each grant is exercisable at $10.70 per share and vests in equal 50% increments on the dates respectively six months and twelve months after the date of grant. Mr. Cooper, who was appointed to the Board in December 2003, received a grant of 10,000 options under the 2002 Option Plan on January 16, 2004. This grant is exercisable at $12.67 per share and vests in equal 50% increments on the dates respectively six months and twelve months after the date of grant. All non-employee directors are also compensated with an annual stipend of $10,000, payable semi-annually in arrears, plus reimbursement of reasonable expenses to attend each meeting of the Board or Committee of the Board upon which they sit.

Communications with the Board

         Stockholders may contact any member of the Board by addressing their correspondence to the Board member, c/o Maxcor Financial Group Inc., One Seaport Plaza, 19th Floor, New York, NY 10038, Attn: Secretary. The Secretary will review and forward all such correspondence to the named Board member. If you wish to propose director candidates or make other proposals relating to an annual meeting of stockholders, please follow the instructions set forth in the section below entitled "Stockholder Proposals."

Code of Ethics

         In keeping with recently adopted Nasdaq marketplace rules, the Board has adopted a formal Code of Business Conduct and Ethics that applies to all employees of the Company, including the Company's Chief Executive Officer and Chief Financial Officer. A copy of the Code of Business Conduct and Ethics is available on the Company's website at www.maxf.com. The Company plans to disclose any amendments to, or waivers from, the Code of Business Conduct and Ethics on its website, to the extent such disclosure is required by SEC regulation or Nasdaq marketplace rules.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Set forth below is certain information concerning beneficial ownership of Common Stock (i) as of the Record Date, by (x) each director and director nominee of the Company, (y) each named executive officer (see below) of the Company and (z) all executive officers and directors of the Company as a group and (ii) based on public filings made through April 26, 2004, by persons known to the Company as of such date to be the beneficial owners of 5% or more of the outstanding shares of Common Stock.

                 Beneficial Ownership of Shares of Common Stock

                                                               Percentage
                                                               Beneficially
Name(1)                                Number of Shares(2)       Owned(3)
-------                                -------------------     ------------

Gilbert D. Scharf (4).................      1,460,768             19.8
Michael J. Scharf (5).................        482,271              6.7
James W. Stevens......................         65,000                *
Frederick B. Whittemore...............         88,335              1.2
Larry S. Kopp.........................         91,500              1.3
Marc S. Cooper........................              0                *
Oscar M. Lewisohn (6).................         55,000                *
Keith E. Reihl .......................        361,453              5.0
Robin A. Clark (7)....................        135,380              1.9
Roger E. Schwed (8)...................         94,626              1.3
Steven R. Vigliotti ..................         54,450                *
All executive officers and directors
as a group (11 persons) ..............      2,888,783             37.1

--------------------
* Less than 1%

(1) The address of each stockholder is c/o Maxcor Financial Group Inc., One Seaport Plaza, 19th Floor, New York, New York 10038.

(2) Includes shares of Common Stock issuable upon exercise of stock options held by each stockholder that are currently exercisable or exercisable within 60 days ("Exercisable Options"). Beneficial ownership of Exercisable Options is as follows: James W. Stevens - 55,000; Frederick B. Whittemore - 55,000; Larry S. Kopp - 55,000; Michael J. Scharf - 5,000; Oscar M. Lewisohn - 35,000; Gilbert D. Scharf - 211,250; Keith E. Reihl - 93,750; Robin A. Clark - 66,250; Roger E. Schwed - 10,000; Steven R. Vigliotti - 28,250; and all executive officers and directors as a group - 614,500.

(3) Based on 7,164,273 shares of Common Stock outstanding as of the Record Date, plus shares of Common Stock issuable upon exercise of Exercisable Options held by the stockholder (but not by any other stockholders).

(4) Includes 1,073,312 shares of Common Stock that are held in the Gilbert D. Scharf Living Trust, of which Mr. G. Scharf is the sole trustee.

(5) Includes 3,733 shares of Common Stock that are held in the Michael J. Scharf 1987 Grantor Income Trust, of which Mr. M. Scharf is a trustee, and 9,500 shares of Common Stock that are held in the Scharf Family 1989 Trust, of which Mr. M. Scharf is a trustee.

(6) Mr. Lewisohn is a settlor, but neither a trustee nor a beneficiary, of a trust established for the benefit of certain immediate family members who do not share his household. Mr. Lewisohn does not retain any power to revoke the trust. As of the Record Date, the trust held 69,143 shares of Common Stock. Mr. Lewisohn disclaims beneficial ownership of, and any pecuniary interest in, such shares.

(7) Includes 36,130 shares of Common Stock that are held in Mr. Clark's self-investing pension account.

(8) Includes 4,500 shares of Common Stock jointly owned with Mr. Schwed's spouse, and 2,500 shares held in custodial accounts, for which Mr. Schwed is the custodian, for two minor sons.

Certain Relationships and Transactions

         Gilbert D. Scharf and Michael J. Scharf are brothers. There are no other family relationships among the Company's directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer.

         In April 2002, a subsidiary of the Company provided Robin A. Clark with a (pound)120,000 advance on his anticipated future compensation. By February 2003, the advance had been fully recouped out of such compensation. The advance did not bear interest and was repayable upon demand to the extent not recouped.

         The law firm of Loeb & Loeb LLP provided legal services to the Company in 2003 and is continuing to provide legal services to the Company in 2004. Roger E. Schwed's brother is a partner at Loeb & Loeb. The fees for services rendered by Loeb & Loeb in 2003 approximated $650,000.

         In January 2003, the Company repurchased 100,000 of its outstanding shares in a block transaction from Ritchie Capital Management, L.L.C., at the time a beneficial owner of more than 5% of the Common Stock. The shares were purchased at $7.50 per share, which was equal to the then-current market value of the Common Stock. Ritchie Capital Management is, to the Company's knowledge, no longer a beneficial owner of more than 5% of the Common Stock.

                        EXECUTIVE OFFICERS OF THE COMPANY

         Set forth below is certain information with respect to each of the executive officers of the Company who is not also a director or director nominee of the Company.

         Roger E. Schwed, 46, has been General Counsel of the Company since October 1996, Executive Vice President of the Company since November 2001 and Secretary of the Company since August 1997. From October 1996 to November 2001, Mr. Schwed was Vice President of the Company. Mr. Schwed is also Executive Vice President, General Counsel and Secretary of Euro Brokers and Executive Vice President and Secretary of a number of Euro Brokers' subsidiaries. Prior to joining the Company, from March 1995 to September 1996, Mr. Schwed was Counsel at the law firm Skadden, Arps, Slate, Meagher & Flom LLP in New York, and, from October 1987 to February 1995, an attorney at the law firm Cleary, Gottlieb, Steen & Hamilton. Mr. Schwed received an A.B. degree from Princeton University in 1979 and a J.D. degree from Columbia University School of Law in 1986.

         Steven R. Vigliotti, 36, has been Chief Financial Officer of the Company since November 2001 and Treasurer of the Company since December 1998. He has also been Chief Financial Officer of Euro Brokers since May 1998 and Chief Financial Officer of a number of Euro Brokers' subsidiaries since July 1998. Prior to joining Euro Brokers, Mr. Vigliotti was employed by the accounting firm of BDO Seidman, LLP for approximately seven years, lastly as an Audit Partner in the firm's financial services group. Mr. Vigliotti is a certified public accountant and received his B.B.A. degree in accounting from Hofstra University in 1990.

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

         The following table summarizes compensation paid by the Company and its subsidiaries, during each of the last three fiscal years, to its Chief Executive Officer and its four remaining most highly compensated executive officers as of December 31, 2003 (collectively, the "Named Executive Officers").

          Summary Compensation Table and Long-Term Compensation Awards

                                                                          Long Term
                                            Annual Compensation(1)       Compensation
                                          -------------------------     --------------
                                                                          Securities
      Name and                  Fiscal                                Underlying Options      All Other
  Principal Position             Year       Salary         Bonus        (# of shares)       Compensation(2)
  ------------------             ----     ----------     ----------     --------------      ------------
Gilbert D. Scharf,               2003     $  450,000     $1,250,000             35,000      $     17,770
  Chairman of the                2002        450,000      1,100,000             25,000            17,680
  Board, President               2001        443,750      1,000,000             30,000             3,301
  and Chief Executive
  Officer

Keith E. Reihl,                  2003     $  300,000     $  825,000             25,000      $     12,580
  Chief Operating Officer        2002        300,000        700,000             15,000            12,490
                                 2001        293,750        590,000             20,000             6,637

Robin A. Clark,                  2003     $  658,280     $  822,850             60,000      $        450
Chief Executive Officer          2002        516,295        621,143             15,000             2,001
  of Euro Brokers' London        2001        431,850        482,233             25,000             1,861
  Operations (3)

Roger E. Schwed,                 2003     $  250,000     $  500,000             10,000      $      6,402
Executive Vice President         2002        250,000        500,000             10,000             6,312
  and General Counsel            2001        250,000        425,000             15,000             2,479

Steven R. Vigliotti,             2003     $  200,000     $  500,000             10,000      $      3,365
Chief Financial Officer          2002        200,000        500,000             25,000             3,275
                                 2001        191,667        400,000             30,000             1,933

(1) Certain perquisites and other personal benefits that aggregate in each case to less than the lesser of either $50,000 or 10% of the Named Executive Officer's annual salary and bonus have been omitted from annual compensation pursuant to item 402(b)(2)(iii)(C)(1) of Regulation S-K.

(2) Amounts in 2003 for each of Messrs. Scharf, Reihl and Schwed include annual premiums ranging from $597 to $1,495 paid by Euro Brokers Inc. on travel accident insurance policies providing coverage of $2.5 million for Mr. Scharf and $1 million for each of Messrs. Reihl and Schwed. The amount for Mr. Reihl also includes an annual premium of $4,158 paid by Euro Brokers Inc. on a long-term disability policy currently providing for, in the event of disability, monthly payments for life of $7,200. Amounts in 2003 for all Named Executive Officers, other than Mr. Clark, also include (x) $1,000 contributions annually made by Euro Brokers Inc. to the Euro Brokers Inc. 401(k) Savings Plan, (y) annual premiums of $1,050 paid by Euro Brokers Inc. on life insurance policies providing coverage for such officers of two times current total annual earnings (base salary plus trailing twelve months of bonuses), up to a maximum coverage of $500,000 and (z) annual premiums ranging from $1,315 to $14,225 paid by Euro Brokers Inc. on term life insurance policies providing coverage of $5 million for Mr. Scharf and $2 million for each of Messrs. Reihl, Schwed and Vigliotti. The 2003 amount for Mr. Clark is comprised of pro rated annual premiums of approximately $450 paid by Euro Brokers' London operations on a group life insurance policy providing coverage for Mr. Clark of four times his base salary, up to a maximum coverage in 2003 of approximately $639,848.

(3) All amounts for Mr. Clark reflect the U.S. dollar equivalent of amounts actually paid in British pounds sterling, using average U.S. dollar/pounds sterling exchange rates of 1.6457, 1.5886 and 1.4395 for 2003, 2002 and 2001, respectively.

Stock Option Grants in Last Fiscal Year

     The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 2003 to each of the Named Executive Officers.

                                                                                         Potential Realizable Value at
                         Number of        Percentage of                                  Assumed Annual Rates of Stock
                        Securities        Total Options                                     Price Appreciation for
                        Underlying         Granted to      Exercise      Option Term           Option Term (3)(4)
                          Options         Employees in     Price Per      Expiration     ----------------------------
     Name               Granted (1)      Fiscal Year (2)     Share           Date             5%              10%
     ----               ----------       ---------------   ----------     ----------     -----------    -------------
Gilbert D. Scharf           35,000             7.2         $    10.70        7/21/13     $235,521.04    $  596,856.55

Keith E. Reihl              25,000             5.2              10.70        7/21/13      168,229.31       426,326.11

Robin A. Clark              60,000            12.4              10.70        7/21/13      403,750.35     1,023,182.66

Roger E. Schwed             10,000             2.1              10.70        7/21/13       67,291.73       170,530.44

Steven R. Vigliotti         10,000             2.1              10.70        7/21/13       67,291.73       170,530.44


(1) Grant is under the 2002 Option Plan to acquire shares of Common Stock. Grant was made on July 22, 2003, vests in equal 25% increments on each of the first through fourth anniversaries of the date of grant and expires on July 21, 2013. Each option under the grant has an exercise price of $10.70, which was equal to the fair market value of the shares, as defined in the 2002 Option Plan (i.e., the average of the closing bid and asked price for the shares for the last trading date preceding the option grant date). All grants are non-qualified stock options. Upon the occurrence of a "Change in Control" (as defined in the 2002 Option Plan), any options not then exercisable will become immediately exercisable.

(2) Percentages calculated using a denominator of 485,000, representing the total amount of new options granted to employees and directors in 2003.

(3) These amounts reflect the difference obtained by subtracting (i) the product of the option's exercise price per share ($10.70) and the total number of shares of Common Stock underlying the option from (ii) the stated rate of interest (5% or 10%) applied, on an annually compounded basis over the term of the option, to the product of the fair market value of the shares, as defined in the 2002 Option Plan, as of the date of the option grant ($10.70), and the total number of shares of Common Stock underlying the option.

(4) These amounts represent certain assumed rates of appreciation only, in accordance with disclosure rules of the SEC. Actual gains, if any, on stock option exercises are dependent upon the future market performance of the Common Stock and the date(s) on which the options are exercised, and may be significantly greater or less than the amounts reflected in the table.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

         The following table sets forth, for each Named Executive Officer, (i) information on stock option exercises made by such Named Executive Officer during the fiscal year ended December 31, 2003, (ii) the number of shares of Common Stock underlying the total number of options held by such Named Executive Officer at the Company's December 31, 2003 fiscal-year end, with those options that were then exercisable and those that were then unexercisable separately identified, and (iii) based on the difference between the exercise price of stock options held by such Named Executive Officer and the closing sale price for the Common Stock of $12.87 per share on December 31, 2003, the value of unexercised "in-the-money" stock options held by such Named Executive Officer as of December 31, 2003, with those options that were then exercisable and those that were then unexercisable separately identified.

                         Number of                       Number of Securities              Value of Unexercised
                          Shares                     Underlying Unexercised Options         In-the-Money Options
                         Acquired                       at 2003 Fiscal Year-End           at 2003 Fiscal Year-End
                           upon           Value      ----------------------------     -----------------------------
Name                     Exercise       Realized*    Exercisable    Unexercisable      Exercisable    Unexercisable
                        ----------     ----------    -----------    -------------     -------------   -------------
Gilbert D. Scharf           75,000     $  837,750        201,250           78,750     $2,129,287.50   $  455,412.50

Keith E. Reihl             100,000        995,000         93,750           56,250        975,762.50      332,837.50

Robin A. Clark              50,000        497,500         58,750           91,250        597,387.50      407,812.50

Roger E. Schwed            100,000        983,375          2,500           32,500         17,175.00      224,200.00

Steven R. Vigliotti          6,500         68,965         32,250           46,250        305,982.50      324,212.50

--------------------
* "Value Realized" is the difference between the exercise price and the closing sale price for the Common Stock on the exercise date, multiplied by the number of options exercised. "Value Realized" numbers do not necessarily reflect what the executive might receive if the executive sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be higher or lower than the price on the exercise date of the option. In addition, the "Value Realized" numbers do not reflect any tax impacts of the exercise.

Employment Agreements

         Each of the Named Executive Officers, other than Mr. Clark, is subject to an employment agreement with the Company. Mr. Clark's employment agreement is with Euro Brokers Finacor Limited, the Company's London subsidiary (now Euro Brokers Limited). Mr. Clark also is party to a change in control severance agreement with the Company. The terms of these agreements are described below.

         Each of Mr. Scharf's and Mr. Reihl's agreements provide for terms that respectively initially end on August 16, 2006 and August 14, 2006. On the date that is one year prior to such initial expiration, and on each successive anniversary thereafter, the term of the agreements automatically extend for one additional year unless either party gives notice of non-renewal on or prior to such date or anniversary. The agreements provide Mr. Scharf and Mr. Reihl with minimum annual base salaries of $450,000 and $300,000, respectively, as from time-to-time reviewed and increased by the Board. Each agreement provides for semi-annual bonuses to be determined in the discretion of the Board or in accordance with any incentive plan adopted by the Company or a subsidiary, for reimbursement of the executive's reasonable business expenses and for participation in current and future employee benefit plans. If the executive's employment is terminated by death, by the Company for "Cause" (as defined in such agreements) or by the executive other than for "Good Reason" (as defined in such agreements), he will be entitled to no further payments under his agreement. If the executive's employment is terminated for "Disability" (as defined in such agreements), he will be entitled to an additional six months of base salary, followed by such benefits as are provided under any applicable disability plan. If the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, the executive will be entitled to (i) continuation of base salary to the end of the contract term or, if longer, for one year (a "Salary Continuation Period"), (ii) continuation of coverage under all health, medical and life insurance benefit plans for the longer of one year and the remainder of the contract term or, if earlier, until the executive is re-employed and is entitled to similar benefits from his new employer, and (iii) treatment as an employee to the end of the contract term for purposes of vesting of stock awards and other contingent incentive plans. Under the agreements, the executive is subject to certain confidentiality obligations and, if the executive's employment is terminated by the Company for Cause or by the executive other than for Good Reason, during the one-year period following any such termination (the "Non-Compete Period"), is obliged at the Company's request not to engage in certain competitive businesses (in consideration of the Company continuing to pay the executive at a rate equal to his base salary). In addition, for up to the first year of any Salary Continuation Period, the executive is obliged not to solicit employees of the employer (or its subsidiaries) to work in such competitive businesses and not to solicit customers of the employer (or its subsidiaries) for such competitive businesses. The agreements also provide for the indemnification of the executive, to the full extent permitted by law, for liabilities and expenses incurred in the performance of his duties, and, if the executive substantially prevails with respect to a preponderance of the matters at issue, for the reimbursement of legal fees and expenses incurred in contesting a termination or enforcing a right under his agreement.

         Both Mr. Scharf's and Mr. Reihl's employment agreements have certain provisions triggered in the event that there is a "Change in Control" (as defined in such agreements) with respect to the Company. Following a Change in Control, (i) the contract term is automatically extended, if necessary, so as to continue in effect for a minimum of twenty-four months, (ii) if the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, the executive is entitled to (x) a lump sum payment equal to three times the sum of (1) his base salary prior to the Change in Control and (2) the greater of (A) his annualized bonus (determined in accordance with the agreements) or (B) $550,000, in the case of Mr. Scharf, or $400,000, in the case of Mr. Reihl, with such payment to be grossed up by the Company for any federal excise tax applied to it (and for any federal, state or local taxes applied to such gross-up), (y) continuation of his health, medical and life insurance benefit plan coverage for the duration of his life, and (z) reimbursement of legal fees and expenses as they are incurred in contesting a termination or enforcing a right under his agreement in good faith, (iii) if a good faith dispute as to termination exists, the executive continues to receive his full compensation and benefits during the period of the dispute, and (iv) if the executive's employment is terminated by the executive for Good Reason, the executive is obligated to observe a Non-Compete Period of six months.

         Mr. Schwed's employment agreement is similar to the ones described above, except that (i) it has an initial termination date of October 1, 2006,
(ii) it provides for a minimum annual base salary of $250,000, (iii) it provides for a minimum annual bonus of $100,000, (iv) it permits unilateral termination of employment by the executive upon 60 days prior written notice, (v) the continuation of base salary and minimum bonus after a termination by the Company without Cause or by the executive for Good Reason will terminate to the extent the executive is re-employed and is entitled to similar base salary and minimum bonus from his new employer, (vi) the Non-Compete Period is six months and (vii) if, following a Change in Control, the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, (x) the lump sum payment to which the executive becomes entitled is calculated as two times the sum of (1) his base salary prior to the Change in Control and (2) the greater of his annualized bonus (determined in accordance with the agreement) or $250,000, without any gross-up for excise taxes or otherwise, and (y) the continuation of his health, medical and life insurance benefit plan coverage is for the longer of two years and the remainder of the contract term.

         Mr. Vigliotti's employment agreement is similar to that of Mr. Schwed, except that (i) it has an initial termination date of March 31, 2006, (ii) it provides for a minimum annual base salary of $200,000, (iii) it has no minimum annual bonus or unilateral termination provisions and (iv) if, following a Change in Control, the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, the lump sum payment to which the executive becomes entitled is calculated as two times the sum of (x) his base salary prior to the Change in Control and (y) the greater of his annualized bonus (determined in accordance with the agreement) or $300,000.

         Mr. Clark's employment agreement is with Euro Brokers Finacor Limited (now Euro Brokers Limited) and has a contract term that initially ends on September 30, 2006, subject to automatically continuing past such termination date unless and until either party gives the other not less than six months prior written notice of termination expiring on or after such termination date. Under the agreement, the executive's base salary, as of October 1, 2002, increased to (pound)400,000 (previously, it had been (pound)300,000), and he is entitled to be considered for discretionary semi-annual bonuses. The executive's employment agreement provides for certain confidentiality obligations, a non-competition period lasting for twelve months (commencing upon the earlier of the date a termination notice is given and the date the executive's employment is terminated) or, if the contract term has less than one year remaining, lasting for the longer of such remaining term and six months, with respect to not engaging in certain competitive businesses or soliciting clients of the employer, and a one-year period (commencing upon the same date) with respect to non-solicitation of employees.

         In the event of a Change in Control (as defined in the employment agreement) at a level below the Company, Mr. Clark may in certain circumstances terminate the employment agreement upon four months prior written notice. In addition, under his change in control severance agreement with the Company, if, following a Change in Control (as defined in the severance agreement) at the Company level the executive's employment is terminated by Euro Brokers Limited without Cause or by the executive for Good Reason (as such terms are defined in the severance agreement), the executive is entitled to (x) a lump sum payment equal to two times the sum of (1) his base salary prior to the Change in Control and (2) the greater of his annualized bonus (determined in accordance with the severance agreement) or (pound)450,000, without any gross-up for excise taxes or otherwise, (y) continuation of his health, medical and life insurance benefit plan coverage for the longer of two years and the remainder of the contract term, and (z) reimbursement of legal fees and expenses as they are incurred in contesting a termination of his employment or enforcing a right under his severance agreement in good faith. In addition, if such termination was by the executive for Good Reason, the executive is obligated to observe a Non-Compete Period of six months.

Equity Compensation Plan Information

         The following table sets forth certain information with respect to all equity compensation plans and arrangements of the Company in effect as of December 31, 2003, broken out based on whether the applicable plan was approved by stockholders or not.

                                                                                 Number of securities
                        Number of securities                                    remaining available for
                           to be issued             Weighted-average            future issuance under
                         upon exercise of           exercise price of          equity compensation plans
                        outstanding options,       outstanding options,         (excluding securities
Plan Category           warrants and rights         warrants and rights        reflected in column (a))
-------------           --------------------        -------------------        ------------------------
Equity compensation
plans approved by
security holders            1,547,938(1)                   $ 5.22                         842,500(2)

Equity compensation
plans not approved by
security holders(3)           425,000                      $ 5.875                        500,000
                          -----------                                                 -----------
Total                       1,972,938                         N/A                       1,342,500
                          ===========                                                 ===========

(1) Comprised of 891,688 securities to be issued upon exercise of outstanding options under the 1996 Option Plan and 656,250 securities to be issued upon exercise of outstanding options under the 2002 Option Plan.

(2) Comprised of 22,500 securities remaining available for future issuance under the 1996 Option Plan and 820,000 securities remaining available for future issuance under the 2002 Option Plan.

(3) Comprised of a warrant program established in 2002 to provide inducements and incentives in connection with the formation of a new leveraged finance department, as more fully described in Note 18 to the audited consolidated financial statements included in the 2003 Annual Report. This warrant program, together with all outstanding warrants issued thereunder, was cancelled in January 2004.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return of the Common Stock with the cumulative total return of (i) the Standard & Poor's SmallCap 600 Index (the "S&P SmallCap 600 Index") and (ii) an industry peer group index comprised of five publicly traded financial companies that are, or have a subsidiary that is, an inter-dealer broker (the "Peer Group Index"). The companies comprising the Peer Group Index are ICAP plc, Trio Holdings PLC and Collins Stewart Tullet PLC (each U.K. traded), CIE Financiere Tradition (Swiss traded) and eSpeed (Nasdaq: ESPD). Collins Stewart Tullet PLC has been added to the Peer Group Index this year due to its acquisition of Tullet plc, a large inter-dealer brokerage firm, in March 2003.

         The graph assumes that $100 was invested on December 31, 1998 in shares of Common Stock, stocks comprising the S&P SmallCap 600 Index, and stocks comprising the Peer Group Index, and the reinvestment of all dividends. The returns of each company within the peer group have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.


                            [GRAPHIC CHART OMITTED]


(1) The comparisons in the performance graph above (and the table below) are set forth in response to SEC disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the Common Stock (or of any of the indices or the companies comprising them).


------------------------------------------------------------------------------------------------------------
                                12/31/98      12/31/99     12/31/00      12/31/01     12/31/02      12/31/03
                                --------      --------     --------      --------     --------      --------
Maxcor Financial Group Inc.       100.00        165.38        63.46        331.07       400.62        799.69

S&P SmallCap 600 Index            100.00        112.40       125.67        133.88       114.30        158.63

Peer Group Index                  100.00        108.90       107.92        161.24       200.12        342.55
------------------------------------------------------------------------------------------------------------

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

         During fiscal year 2003, the Compensation Committee of the Board was comprised of Messrs. Larry S. Kopp (Chairman) and William B. Wigton, each of whom was, at the time, a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and each of whom qualified as an "independent director" in accordance with Nasdaq listing requirements. In January 2004, Marc
S. Cooper, who also satisfies these standards, was appointed to the Committee to fill the vacancy created by Mr. Wigton's resignation in November 2003. There are no "interlocks," as defined by the SEC, with respect to any director who serves or for any part of fiscal year 2003 served as a member of the Compensation Committee.

General

         The Compensation Committee is responsible for determining the compensation of the Company's executive officers, including the Chief Executive Officer and the other Named Executive Officers, and also is charged with administering the 1996 Option Plan, the 2002 Option Plan and the Bonus Plan. The Committee is also charged with reviewing the Company's existing compensation and benefit plans and programs with the goal of revising existing and/or adding new plans and programs, if and to the extent necessary, in order to enhance the Company's long-term profitability by attracting, motivating and retaining high-quality executives and aligning their individual interests with the long-term interests of the Company and its stockholders.

         Currently, the Compensation Committee's objectives are implemented through compensation packages for executive officers comprised of three major components - base salary, semi-annual bonuses and periodic stock-based awards under either the 1996 Option Plan or the 2002 Option Plan. For U.S.-based executive officers, semi-annual bonuses are determined under the Bonus Plan. In considering and determining these components, the Committee will for the relevant compensation period, among other things, review the Company's performance, looking at factors such as its earnings per share, any increase/decrease in its book value and its financial and other performance (both compared to prior periods and other financial companies or industry competitors), review the individual executive's performance in light of his or her duties (both objectively and subjectively), compare the individual executive's compensation to comparable executives at industry competitors, and receive the recommendations of the Chief Executive Officer. The Committee also takes into account the salary and bonus provisions in existing employment agreements with certain of the Company's executives. In making compensation decisions, the Committee exercises its discretion and judgment based on the foregoing and other criteria, without applying a specific formula to determine the weight of each factor considered. The Committee also considers equity and fairness when comparing compensation packages among the Company's executives, in an effort to maintain consistency throughout the executive compensation program.

         Awards made to executive officers under the Bonus Plan are subject to the achievement of certain performance objectives and may not exceed certain maximum amounts, all as determined at the beginning of each semi-annual bonus period by the Compensation Committee in accordance with the terms of the Bonus Plan. The performance objectives permissible under the Bonus Plan relate to business and personal performance and may include earnings per share; net income; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization; cash flow; return on equity; return on assets; earnings from continuing operations; cost reduction goals or levels of expenses, costs or liabilities; market share; or any increase or decrease of one or more of the foregoing over the specified bonus period. Awards may be paid in cash or in Common Stock under the 2002 Option Plan.

CEO Fiscal 2003 Compensation

         Pursuant to his employment agreement, Mr. Scharf was paid a base salary of $450,000 in 2003. With respect to the fiscal year 2003, the Compensation Committee approved the payment of bonus compensation under the Bonus Plan to Mr. Scharf totaling $1,250,000. In determining Mr. Scharf's bonuses under the Bonus Plan, the Compensation Committee considered the Company's achievement of the performance objectives previously set under the Bonus Plan for the each of the first and second half of fiscal year 2003, relating to the Company's level of income before taxes, the increase in book value per share of the Common Stock, the Company's increase in revenues and the increase in the share price of the Common Stock.

         With respect to non-cash compensation, the Compensation Committee determined to make a grant to Mr. Scharf in July 2003 under the 2002 Option Plan of 35,000 non-qualified stock options, exercisable at $10.70 per share (equal to the then fair market value of the Common Stock, as defined in the 2002 Option
Plan), and vesting in equal 25% increments over four years. In making its determination, the Committee believed that providing Mr. Scharf this incentive-based compensation was appropriate given his significant successes in continuing to improve generally the performance of the Company. The Committee also took into account that grants of options to Mr. Scharf (and other executive officers of the Company) were last made in July 2002.

Tax Considerations

         Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to its chief executive officer and four remaining most highly compensated executive officers in a taxable year. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. Compensation attributable to the 1996 Option Plan and the 2002 Option Plan has been designed to be, and should qualify as, "performance-based" under Section 162(m). Similarly, compensation attributable to the Bonus Plan should also so qualify. The Committee will continue to monitor the compensation levels potentially payable under the Company's compensation programs and take tax considerations into account, but intends to retain the flexibility necessary to provide total compensation in line with the Company's compensation philosophy and the Company's strategic goals and best interests.

                                       Compensation Committee
                                       Larry S. Kopp, Chairman
                                       Marc S. Cooper

                        REPORT OF THE AUDIT COMMITTEE OF
                             THE BOARD OF DIRECTORS

         The Audit Committee of the Board is comprised of three directors who are "independent directors" within the meaning of Nasdaq marketplace rules and within the meaning of the special independence standards established by the SEC. The Committee operates under a written Charter that was originally recommended by the Committee to, and adopted by, the Board in April 2000 and last revised in March 2004. A copy of the Charter is attached as Appendix A to this proxy statement and also is available on the Company's website at www.maxf.com.

         In the performance of its oversight responsibilities, as described in the Charter, with respect to the Company's 2003 fiscal year, the Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2003 with the Company's management. The Committee has pre-approved certain audit and non-audit services to be provided by PricewaterhouseCoopers, the Company's independent accountants during the fiscal year 2004. The Committee has also discussed with PricewaterhouseCoopers during the 2003 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, which includes, among other items, matters related to the conduct of the accountants' audit of the Company's financial statements.

         The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, which relates to the accountants' independence from management and the Company, and discussed with them their independence. The Committee has also considered whether the non-audit related services provided by PricewaterhouseCoopers during the 2003 fiscal year is compatible with maintaining the accountants' independence.

         Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the year ended December 31, 2003 be included in the 2003 Annual Report for filing with the SEC.

                                       Audit Committee
                                       James W. Stevens, Chairman
                                       Frederick B. Whittemore
                                       Oscar M. Lewisohn

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
                         (Proposal 2 on the proxy card)

         Subject to stockholder ratification at the Meeting, the Audit Committee has reappointed PricewaterhouseCoopers as the Company's independent accountants for the fiscal year ending December 31, 2004. The reappointment also is subject to the execution, prior to the Meeting, of a formal engagement letter incorporating the financial terms for such audit services, as previously discussed by the Committee with PricewaterhouseCoopers (absent which an announcement will be made at the Meeting and this Proposal 2 will be withdrawn). PricewaterhouseCoopers has acted as the independent accountants for the Company's Euro Brokers group of subsidiaries since the organization of Euro Brokers in 1986 (and for the predecessor business of Euro Brokers prior to that time). For the fiscal year ended December 31, 2003, PricewaterhouseCoopers audited the Company's financial statements, consulted in the preparation of the 2003 Annual Report, reviewed the Company's Quarterly Reports on Form 10-Q and provided assistance to Company personnel on accounting, tax and related matters. As noted above, one director and executive officer of the Company, prior to his employment by the Company, was an employee of one of PricewaterhouseCoopers' predecessor businesses.

         THE BOARD RECOMMENDS THAT STOCKHOLDERS RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS. If no instructions are provided, shares authorized to be voted by the proxies named in a returned proxy card will be voted "FOR" the ratification of PricewaterhouseCoopers as the Company's independent accountants for fiscal 2004.

         Representatives of PricewaterhouseCoopers are expected to attend the Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions from stockholders.

Fees Paid to PricewaterhouseCoopers

         The following table shows the aggregate fees billed for professional services rendered by PricewaterhouseCoopers for fiscal years 2003 and 2002.

                                          2003           2002
                                       ----------     ----------
Audit Fees (1) ....................    $  420,362     $  375,200
Audit-Related Fees(2) .............        40,613         18,400
Tax Fees(3) .......................       287,279        249,500
All Other Fees(4) .................         1,516             --
Total .............................       749,770        643,100

(1) Represents fees billed for the audit of the Company's annual consolidated financial statements, including audits of the financial statements of the Company's subsidiaries, and for the reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q.

(2) Represents fees billed for the audit of the Company's 401(k) plan and other attestation services.

(3) Represents fees billed for tax services, including income tax preparation and consulting.

(4) Represents fees billed for the use of PricewaterhouseCoopers' Comperio online research tool.

         In accordance with its Charter, the Audit Committee reviews and pre-approves all audit and permissible non-audit services to be performed by the Company's independent accountants, subject to certain de minimus exceptions permitted by SEC rules (which, however, were not used in connection with any of the above-described fees). The Audit Committee also has delegated the authority to any one or more of its members to pre-approve such audit or non-audit services, provided that such pre-approval is not made more than three months in advance of the anticipated initial provision of the service being approved and also is presented to the full Committee at its next regularly scheduled meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("10% stockholders") to file with the SEC initial reports of ownership and changes in ownership in the Company's equity securities and to furnish the Company with copies of all such forms. Based solely on its review of the copies of such forms received by it, and written representations from certain of the reporting persons that no other reports were required, the Company believes that all such Section 16(a) filing requirements applicable to its directors, officers and 10% stockholders were complied with on a timely basis with respect to the Company's fiscal year ending December 31, 2003 (and, except as previously disclosed, its prior fiscal years), other than a single Form 3 filing, reporting Marc S. Cooper's initial appointment to the Company's Board of Directors, which was inadvertently made two days late.

Form 10-K and Exhibits

         THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 HAS BEEN INTEGRATED WITH THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE SAME PERIOD. ACCORDINGLY, THE 2003 FORM 10-K IS BEING MAILED TO ALL STOCKHOLDERS OF RECORD AND ACCOMPANIES THIS PROXY STATEMENT. STOCKHOLDERS OF RECORD WHO SO DESIRE MAY OBTAIN COPIES OF ANY EXHIBIT TO THE 2003 FORM 10-K BY WRITING TO MAXCOR FINANCIAL GROUP INC. (ATTENTION: SECRETARY), ONE SEAPORT PLAZA, 19TH FLOOR, NEW YORK, NEW YORK 10038 AND SPECIFYING (I) THAT THEY WERE A STOCKHOLDER OF RECORD AS OF APRIL 26, 2004 AND (II) THE EXHIBIT OR EXHIBITS DESIRED. Exhibits (and the Company's other public filings) can also be retrieved over the Internet from the SEC's EDGAR archives, found at its website, www.sec.gov, or from the Company's website at www.maxf.com.

Householding of Proxy Materials

         SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you instruct otherwise. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. The Company will in any event promptly deliver upon request an additional copy of this proxy statement and/or the Company's 2003 Annual Report, as applicable, to any stockholder at a shared address to which a single copy of such document was delivered (please contact the Company's Secretary at the address set forth above or by phone at 646-346-7000).

Solicitation of Proxies

         The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees of the Company, personally or by telephone or telegram. Proxy cards and materials also will be distributed to beneficial owners of shares of Common Stock through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their reasonable charges and expenses.

Stockholder Proposals

         Recommendations for nominees to be elected to the Board and proposals of stockholders intended to be presented at the Company's next annual meeting of stockholders, to be held in 2005, must be submitted in writing to Maxcor Financial Group Inc. (to the attention of the Secretary), One Seaport Plaza, 19th Floor, New York, New York 10038. Stockholder proposals must be received by the Secretary no later than December 30, 2004 in order to be included in the Company's proxy statement and proxy card for such annual meeting. All stockholder submissions for recommendations of director nominees also should be received by the Company no later than December 30, 2004 and should include the candidate's name, resume, biographical information, the consent of the proposed nominee to serve if nominated and the agreement of the nominee to be contacted by the Nominating Committee, if the Nominating Committee decides in its discretion to do so.

         Pursuant to Rule 14a-4 under the Exchange Act, stockholders of the Company are advised that, in connection with the Company's annual meeting of stockholders to be held in 2005, proxies solicited on behalf of the Board may confer on the persons named as proxies therein discretionary authority to vote on any stockholder proposal presented at such meeting that has not been submitted in writing to Maxcor Financial Group Inc. (to the attention of the Secretary), One Seaport Plaza, 19th Floor, New York, New York 10038, on or prior to March 15, 2005 (the date in 2005 that is 45 days in advance of the date that this proxy statement is being released to stockholders).

Other Matters

         The Board has not received notice, and is not otherwise aware, of any other matter which is to come before the Meeting. Accordingly, if any other matter is properly presented for consideration, the persons named in the enclosed proxy card will have discretion to vote on such matter in accordance with their best judgment.

                                       By Order of the Board of Directors,



                                       Roger E. Schwed
                                       Secretary

April 29, 2004

                                                                      Appendix A

                      CHARTER OF THE AUDIT COMMITTEE OF THE
                BOARD OF DIRECTORS OF MAXCOR FINANCIAL GROUP INC.
                -------------------------------------------------

      Originally adopted on April 26, 2000; Last revised on March 24, 2004

COMPOSITION OF THE COMMITTEE

         The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Maxcor Financial Group Inc. (the "Corporation") shall be comprised of three or more directors as determined from time to time by resolution of the Board. The Board, consistent with the criteria below, shall appoint the individual members of the Committee at such time or times as the Board may determine. The Board shall also designate the Chairman of the Committee, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman.

         Each member of the Committee shall be free of any relationship that, in the opinion of the Board, would interfere with such member's individual exercise of independent judgment and shall otherwise be "independent" as required by applicable Nasdaq Stock Market, Inc. marketplace rules (the "Marketplace Rules") and Securities and Exchange Commission ("SEC") rules. Each member of the Committee shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. At least one member of the Committee shall have (1) past employment experience in finance or accounting, (2) requisite certification in accounting or (3) such other comparable experience or background which results in the individual's financial sophistication (including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities). It is preferable (but not required) that at least one member of the Committee qualify as an "audit committee financial expert", as defined by SEC rules. Furthermore, no director shall be appointed to serve on the Committee if the director has participated in the preparation of the financial statements of the Corporation or any subsidiary of the Corporation at any time during the past three years. Qualifications of Committee members shall be determined by the Board in its business judgment at the time of their appointment and be subject to periodic re-evaluation thereafter, as the Board may determine.

PURPOSE OF THE COMMITTEE

         The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Corporation and its subsidiaries. In this role, the Committee shall oversee the accounting and financial reporting processes of the Corporation and the audits of the Corporation's financial statements.

MEETINGS OF THE COMMITTEE

         The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The presence in person or by telephone of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. As part of its purpose to foster open communications, the Committee shall meet at least annually with management, the head of the internal auditing department, if any, and the Corporation's independent accountants in separate executive sessions to discuss any matters that the Committee or any of these groups or persons believe should be discussed privately. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

RESPONSIBILITIES AND AUTHORITY OF THE COMMITTEE

Oversee Relationship with Independent Accountants
-------------------------------------------------

         1. The Committee shall be directly responsible for the appointment, retention, compensation and oversight of the work of the independent accountants engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation.

         2. The independent accountants shall report directly to the Committee.

         3. The Committee shall review and approve in advance the retention of the independent accountants for the performance of all audit and lawfully permitted non-audit services, subject to the de minimus exception permitted by SEC rules. The Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of lawfully permitted non-audit services, and any such Committee member who pre-approves a non-audit service shall report the pre-approval to the full Committee at its next scheduled meeting.

         4. The Committee shall oversee the independence of the Corporation's independent accountants by, among other things:

                  a. requiring the independent accountants to deliver, on a periodic basis, a formal written statement delineating all relationships between the independent accountants and the Corporation (consistent with Independence Standards Board Standard 1, as then in effect);

                  b. actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants; and

                  c. taking, or recommending that the full Board take, appropriate action, if the Committee determines it to be necessary, to satisfy itself of the accountants' independence.

Financial Statements
--------------------

         1. The Committee shall review and accept, if appropriate, the annual audit plan of the Corporation's independent accountants, including the scope of audit activities.

         2. The Committee shall confirm with the Corporation's independent accountants that no management restrictions are being placed on the scope of the independent accountants' work.

         3. The Committee shall review with the Corporation's independent accountants the results of the year-end audit of the Corporation, including the matters required to be discussed by Statement of Auditing Standards No. 61, as then in effect.

         4. The Committee shall review with management and the Corporation's independent accountants the Corporation's audited financial statements (and the footnotes related thereto), and the independent accountants' opinion thereon.

         5. Based on its review and discussions with management and the Corporation's independent accountants, the Committee shall make a recommendation to the Board as to whether the Corporation's audited financial statements should be included in the Corporation's Annual Report on Form 10-K for filing with the SEC.

         6. The Committee shall confirm (which confirmation may be performed by the Committee's Chairman) that the Corporation's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Corporation's independent accountants prior to their filing with the SEC.

         7. Prior to the filing with the SEC of any audit report with respect to the Corporation, the Committee shall receive and review a report delivered by the independent accountants in connection with such audit identifying (a) all critical accounting policies and practices to be used, (b) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management of the Corporation, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants, and (c) other material written communications between the independent accountants and management of the Corporation, such as any management letter or schedule of unadjusted differences.

Audit Committee Report
----------------------

         The Committee shall cause to be prepared and approve the report of the Committee required by the SEC to be included in the Corporation's Proxy Statement for its Annual Meeting of Stockholders.

General
-------

         1. The Committee shall review with management and the Corporation's independent accountants not less than quarterly the adequacy and effectiveness of the Corporation's internal control over financial reporting, including management assessments of (a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation's ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal control over financial reporting.

         2. The Committee shall review with management and the Corporation's independent accountants not less than quarterly any changes in the Corporation's internal control over financial reporting.

         3. The Committee periodically shall review and discuss with the Disclosure Committee the adequacy and effectiveness of the Corporation's disclosure controls and procedures.

         4. The Committee shall review and approve all related party transactions (as defined in the applicable Marketplace Rules).

         5. The Committee shall receive and review periodic reports from management or the Corporation's independent accountants as the Committee may deem appropriate to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board, the SEC or other regulatory body, or any other accounting or financial reporting related matters that may have a material impact on the Corporation.

         6. The Committee shall encourage and help establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation's independent accountants, the Corporation's internal audit department, if any, and management.

         7. As part of its oversight of the work of the Corporation's independent accountants, the Committee shall be responsible for the resolution of disagreements between management and the independent accountants regarding financial reporting.

         8. The Committee shall meet at least annually with the Corporation's general counsel, as well as outside counsel if the Committee determines it to be necessary, to review legal and regulatory matters that may have a material impact on the financial statements of the Corporation.

         9. The Committee shall establish procedures for (a) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

         10. The Committee shall review and reassess at least annually the adequacy of this Charter.

         11. The Committee shall maintain minutes or other records of meetings and activities of the Committee and report (which report may be given by the Committee's Chairman) to the Board following meetings of the Committee.

         12. The Committee shall perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

Outside Advisors
----------------

         The Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist it in the performance of its functions and shall determine appropriate funding for payment of compensation to any such advisors.

Resources
---------

         The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, and the Corporation will provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for the payment of: (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation;
(2) compensation to any advisers employed by the Committee pursuant to this Charter; and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

                                      * * *

         While the Committee has the responsibilities and authority set forth in this Charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and in accordance with generally accepted accounting principles. Nothing in this Charter shall relieve the Corporation's management of its responsibilities for preparing financial statements which accurately and fairly present the Corporation's financial results and condition, or the responsibilities of the independent accountants relating to the audit or review of financial statements.

                           MAXCOR FINANCIAL GROUP INC.
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         OF MAXCOR FINANCIAL GROUP INC.
     FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2004

      The undersigned hereby appoints Gilbert D. Scharf, Keith E. Reihl, Steven
R. Vigliotti and Roger E. Schwed, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of common stock, par value $.001 per share, of Maxcor Financial Group Inc. (the "Company"), held of record by the undersigned on April 26, 2004, at the Annual Meeting of Stockholders of the Company, to be held on Wednesday, June 9, 2004, at 10:00 A.M. local time, and at any and all adjournments or postponements thereof (the "Annual Meeting"), upon the matters set forth below and described in the accompanying Proxy Statement and upon such other business as may properly come before the Annual Meeting. The undersigned hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement. Any and all proxies heretofore given by the undersigned are hereby revoked.

      This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each of the Proposals. If any other business properly comes before the Annual Meeting, the proxies will have discretionary authority to vote this proxy with respect thereto in accordance with their judgment.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1 AND 2.

PROPOSAL 1.   ELECTION OF DIRECTORS:

      Nominees: Keith E. Reihl, Oscar M. Lewisohn and Marc S. Cooper
      For                   Withhold               For All
      All                    All                    Except

      [  ]                    [  ]                   [  ]

--------------------------------------------------------------------------------

      (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For All Except" box and write that nominee's name in the space provided.)

           (Continued and to be signed and dated on the reverse side.)

(Continued from the other side)

PROPOSAL 2.   RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS
              THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER
              31, 2004:

              For     Against        Abstain
              [  ]     [  ]           [  ]

I PLAN TO ATTEND THE ANNUAL MEETING    [  ]

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW   [  ]  If no boxes are marked, this proxy will be
                                                    voted in the manner described on the
                                                    reverse side

                                                    Dated:
                                                          ------------------------------, 2004

                                                    Signature:
                                                              --------------------------------

                                                    NOTE: Please sign exactly as your name
                                                          appears hereon. Joint owners should
                                                          each sign. When signing as attorney,
                                                          executor, administrator, trustee or
                                                          guardian, please give your full title
                                                          as such.

                                                          PLEASE MARK, SIGN, DATE AND RETURN
                                                          THIS PROXY CARD PROMPTLY USING THE
                                                          ENCLOSED ENVELOPE.